PARAGONCOIN, LTD

TOKEN CROWDSALE TERMS

PLEASE READ THESE CROWDSALE TERMS CAREFULLY. NOTE THAT SECTION 18 CONTAINS A BINDING ARBITRATION CLAUSE AND CLASS ACTION WAIVER, WHICH AFFECT YOUR LEGAL RIGHTS. IF YOU DO NOT AGREE TO THESE TERMS, DO NOT PURCHASE TOKENS.

Your purchase of PRG tokens **("Tokens")** during the Crowdsale (as defined below) from ParagonCoin Ltd. (Gibraltar), a private limited company organized under the laws of Gibraltar, acting as the issuer of PRG Tokens (currently in formation in Gibraltar), and ParagonCoin, Inc., a Delaware corporation, acting as the operating company (referred together as the **"Company," "we,"** or **"us")** is subject to these terms of sale **("Terms").** Each of you and Company is a **"Party"** and, together, the **"Parties."**

By purchasing Tokens from us during the Crowdsale, you will be bound by these Terms and any terms incorporated by reference. If you have any questions regarding these Terms, please contact us at support@paragoncoin.com.

You and Company agree as follows:

1. **Commencement and Duration of Crowdsale.** The Company will conduct a public crowdsale of Tokens (the **"Crowdsale"),** which will begin at 11 am Pacific Standard Time on September 15, 2017 (the **"Launch Date")** and end at 11:59 pm Pacific Standard Time on October 15, 2017 (the **"Crowdsale End Date")**.

2. **Eligibility.** In order to be eligible to participate in the Crowdsale and to log into the Crowdsale portal to make a purchase, you will have to provide us with your name, email address, telephone number, and residence address (your **"User Credentials").** You must also have a cryptocurrency wallet that supports the ERC-20 token standard in order to receive any Tokens you purchase from us and provide the address for that wallet (the **"Token Receipt Address").** We reserve the right to prescribe additional guidance regarding specific wallet requirements. Finally, if you select bitcoin **("BTC")** as your Payment Currency (as defined below) you must provide us with a refund address to receive any necessary refunds (the **"Refund Address").** For the avoidance of doubt, any refunds will be made in the Payment Currency not in USD. We are not responsible for any delays, losses, costs, non-delivery of refunds or of Tokens, or other issues arising from the failure to provide, or providing an inaccurate or incomplete Refund Address or Token Receipt Address. If you purchased Tokens from the Company prior to the Launch Date, you are not eligible to participate in the Crowdsale.

3. **Purchase and Sale of Tokens.**

a. **Price; Payment Currencies.** The USD price per Token is $1.00 USD initially **("Price Per Token").** Price Per Token is subject to certain discounts per applicable Purchase Tier as stated below. While the Price Per Token is set in USD, you must pay for Tokens in BTC, IOTA, ETH, LTC, DASH, ZEC, XRP, XMR, ETC, NXT or WAVES (each, a **"Payment Currency").** Fiat currency is not accepted.

b. **Purchase Procedure and Purchase Tiers.** During the Crowdsale, Tokens will be available for sale in specified tiers depending on the date and time of purchase **("Purchase Tiers").** After logging into the Crowdsale portal via the paragoncoin.com website, you will be presented with a Purchase Tier depending on the date and time of your log-in. The Purchase Tiers are stated below:

The initial token price will be set at $1 USD (fiat currency equivalent, actual fiat currency is not accepted) when it goes on sale on September 15. During the first 5 hours of the Token Crowdsale we will offer an early bird 5% discount, price will remain at $1 USD for the remaining of the first 24 hours and will increase $0.05 each 24 hours for 30 days or until all tokens sold.

A minimum number of Tokens may need to be purchased to access each Purchase Tier. Once a Purchase Tier is exhausted, no further purchases will be accepted in that Purchase Tier. After you have selected a Payment Currency and granted a Purchase Tier, the Crowdsale portal will display the Exchange Rate (as defined below) that will be applied to calculate your Purchase Price (also as defined below) for the Payment Currency you selected. We reserve the

right, in our sole discretion, to modify any of the procedures described herein to account for network congestion or other technical challenges.

c. **Purchase Price.** Your quoted **"Purchase Price"** in the selected Payment Currency is equal to the USD value of your Purchase Tier (e.g., $1 USD per Token multiplied by applicable Purchase Tier discount, if any) divided by the Exchange Rate (as defined below). The **"Exchange Rate"** will be the exchange rate between USD and your selected Payment Currency as sourced by the Company from crvptocompare.com within approximately one (1) hour prior to the time of your purchase request. For the avoidance of doubt, to the extent the Exchange Rate varies from the then-current rate on crvptocompare.com, the Exchange Rate will apply.

d. **Purchase Price Must Be Received in Full Within Six (6) Hours. I**f we have not received the payment of the full Purchase Price in accordance with these Terms within six (6) hours of the time that you receive your payment instructions, we reserve the right to void your purchase request and refuse to accept your payment of the Purchase Price. For the avoidance of doubt, the Purchase Price will be deemed to be paid in full once we have received three (3) network confirmations of the transaction. We reserve the right, in our sole discretion, to modify any of the timelines described herein to account for network congestion or other technical challenges.

e. **Payment of Purchase Price.** You must pay the Purchase Price by sending the correct quantity of BTC, IOTA, ETH, LTC, DASH, ZEC, XRP, XMR, ETC, NXT or WAVES (but not a combination of them) to the unique address displayed to you via the Pre-Crowdsale portal. Your purchase is not guaranteed until we receive the full amount of the Purchase Price.

f. **User Credentials.** You agree not to share your User Credentials with any other person for the purpose of facilitating their unauthorized access to the Pre-Crowdsale. If you do share your User Credentials with anyone we will consider their activities to have been authorized by you. You alone are responsible for any acts or omissions that occur during the Pre-Crowdsale through the use of your User Credentials. We reserve the right to suspend or block your access to the Pre-Crowdsale upon suspicion of any unauthorized access or use, or any attempt thereof, by anyone associated with your User Credentials.

g. **Delivery of Tokens.** Company will deliver the quantity of Tokens you purchase by three (3) weeks after the Crowdsale End Date currently scheduled for October 15, 2017 (provided, however, that the Company reserves the right to extend the Token delivery deadline for up to two (2) additional weeks if necessary to address any unanticipated technical difficulties). For the avoidance of doubt, any such extension shall not affect the obligation of the Company and you to make and take delivery, respectively, of Tokens purchased.

h. **Suspension of Crowdsale.** At any time during the Crowdsale and at its sole discretion, Company may by notice on the Crowdsale portal mentioned in Section 3(b) above, temporarily or permanently suspend the Crowdsale for security reasons and such suspension shall take effect from the moment of publication of such notice until the same is updated or removed from its website (**"Suspension Period"**). You agree not to send any contributions in any Payment Currency during such a Suspension Period and accept the risk that any contribution sent during such a Suspension Period may be lost in its entirety. Company is not responsible or liable for returning or refunding any losses incurred by you due to sending a contribution during a Suspension Period.

4. **Purpose and Use of Tokens in the Ecosystem.**

a. The purpose of the Tokens is to facilitate the provision and receipt of certain real estate rental, blockchain verification, social media, and startup accelerator services designed for the legal cannabis industry (the **"Services")** within the ParagonCoin ecosystem (the **"Ecosystem").** Additional information regarding the Ecosystem, the Services, and the

Company is summarized in Exhibit A and further described in the Whitepaper available at https://www.paragoncoin.com/whitepaper.pdf (the **"Whitepaper").**

b. While we are developing certain applications and software for use in the Ecosystem, we do not operate or control all aspects of the Ecosystem. We are not responsible or liable for any third-party uses of the Ecosystem.

c. Purchase, ownership, receipt, or possession of Tokens carries no rights, express or implied, other than the right to use Tokens as a means to enable usage of and interaction with Services enabled by the Ecosystem, if successfully completed and deployed. In particular, you understand and accept that Tokens do not represent or confer any ownership right or stake, share, security, or equivalent rights, or any right to receive future revenue shares, intellectual property rights or any other form of participation in or relating to the Ecosystem and/or Company and its corporate affiliates, other than any rights relating to the provision and receipt of Services in the Ecosystem, subject to these Terms. The Tokens are not intended to be a digital currency, security, commodity, or any kind of financial instrument.

5. **Possible Migration of Tokens.**

a. The Tokens are being created as ERC-20 tokens on the Ethereum protocol. We reserve the right to migrate the ERC-20 based Tokens (the **"Pre-existing Tokens")** to another protocol, such as Rootstock, and to generate replacement Tokens on the new protocol (the **"Replacement Tokens")** in the future, should we determine, in our sole discretion, that doing so is necessary or useful to the operation of the Ecosystem.

b. Should we decide to migrate the Tokens, we may no longer provide support for the Pre-existing Tokens relating to the Ecosystem, the Services, or any other operational matters, except with respect to the migration process. Although Company does not at this time anticipate that it will require any Pre-existing Token holders to convert their Preexisting Tokens to Replacement Tokens, Company anticipates there will be significant incentives for Pre-existing Token owners to do so, since the practical utility of Pre-existing Tokens will likely diminish rapidly once the Replacement Tokens are created and in use by a significant portion of Ecosystem participants. Accordingly, by accepting these Terms you acknowledge and agree that in order for you to continue to participate in the Ecosystem or obtain utility from the Tokens you may need to convert the Tokens you purchase during the Pre-Crowdsale to Replacement Tokens in the future.

c. Should we decide to migrate the Tokens, we will notify you via the email address you provided to us at the time of the Pre-Crowdsale. You are solely responsible for updating us should your contact information change.

6. **Scope of Terms.**

a. Unless otherwise stated herein, these Terms only govern your purchase of Tokens from Company during the Crowdsale.

b. Any use of Tokens in connection with providing or receiving Services in the Ecosystem may be governed by other applicable terms and conditions and policies.

7. **Cancellation: Refusal of Purchase Requests.** All purchases of Tokens from us during the Pre-Crowdsale are final, and there are no refunds or cancellations except as set forth herein or as may be required by applicable law or regulation. Specifically, only those purchasers who have deposited funds, but have not yet converted these to Tokens, can request a refund which will be processed by the Company in the order received starting October 22, 2017. We reserve the right to refuse or cancel Token purchase requests at any time in our sole discretion.

8. **Token Creation and Allocation.** Important information about the Company's creation and intended use of the Tokens is provided in Exhibit B. By purchasing Tokens, you acknowledge that you have read, understand, and have no objection to Exhibit B.

9. **Acknowledgment and Assumption of Risks.** You acknowledge and agree that there are risks associated with purchasing, owning, and using Tokens for the provision or

receipt of Services in the Ecosystem, as disclosed and explained in Exhibit C. BY PURCHASING TOKENS, YOU EXPRESSLY ACKNOWLEDGE AND ASSUME THESE RISKS.

10. **Security.** You are responsible for implementing reasonable measures for securing the wallet, vault, or other storage mechanism you use to receive and hold Tokens purchased from us, including any requisite private key(s) or other credentials necessary to access such storage mechanism(s). If your private key(s) or other access credentials are lost, you may lose access to your Tokens. We are not responsible for any losses, costs, or expenses relating to lost access credentials.

11. **Personal Information.** We may determine, in our sole discretion, that it is necessary to obtain certain information about you in order to comply with applicable laws or regulations in connection with selling Tokens to you. You agree to provide us such information promptly upon request and acknowledge that we may refuse to sell Tokens to you until you provide such requested information and we have determined that it is permissible to sell you Tokens under applicable laws or regulations.

12. **Taxes.** Any amounts that you pay for Tokens are exclusive of all applicable taxes. You are responsible for determining what, if any, taxes apply to your purchase of Tokens, including, for example, sales, use, value added, and similar taxes. It is also your responsibility to withhold, collect, report and remit the correct taxes to the appropriate tax authorities. We are not responsible for withholding, collecting, reporting, or remitting any sales, use, value added, or similar tax arising from the your purchase of Tokens.

13. **Representations and Warranties.** By sending BTC, IOTA, ETH, LTC, DASH, ZEC, XRP, XMR, ETC, NXT or WAVES to purchase Tokens from us, you represent and warrant that:

a. You have read and understand these Terms (including all Exhibits):

b. YOU ACKNOWLEDGE AND AGREE THAT THERE ARE RISKS ASSOCIATED WITH PURCHASING TOKENS, OWNING TOKENS, AND USING TOKENS FOR THE PROVISION OR RECEIPT OF SERVICES IN THE ECOSYSTEM INCLUDING (BUT NOT NECESSARILY LIMITED TO) THE RISKS DESCRIBED IN EXHIBIT C:

c. You have sufficient understanding of technical and business matters (including those that relate to the Services and Ecosystem), cryptographic tokens, token storage mechanisms (such as token wallets), and blockchain technology to understand these Terms and to appreciate the risks and implications of purchasing Tokens;

d. You understand the restrictions and risks associated with the creation of Tokens as set forth herein, and acknowledge and assume all such risks;

e. You have obtained sufficient information about the Tokens, the Services and the Ecosystem to make an informed decision to purchase Tokens;

f. You understand that the Tokens confer only the right to provide and receive Services in the Ecosystem (and potentially contribute to the technical development of the Ecosystem), and confer no other rights of any form with respect to the Ecosystem or the Company, including, but not limited to, any ownership, distribution, redemption, liquidation, proprietary (including all forms of intellectual property), or other financial or legal rights;

g. You are purchasing Tokens solely for the purpose of receiving Services, participating in the Ecosystem, and supporting the development, testing, deployment and operation of the Ecosystem, being aware of the commercial risks associated with the Company and the Ecosystem. You are not purchasing Tokens for any other purposes, including, but not limited to, any investment, speculative or financial purpose;

h. Your purchase of Tokens complies with applicable laws and regulations in your jurisdiction, including, but not limited to, (i) legal capacity and any other threshold requirements in your jurisdiction for the purchase of the Tokens and entering into contracts with the Company, (ii) any foreign exchange or regulatory restrictions applicable to such purchase, and (iii) any governmental or other consents that may need to be obtained;

i. You will comply with any applicable tax obligations in your jurisdiction arising from your purchase of Tokens;

j. If you are purchasing Tokens on behalf of any entity, you are authorized to accept these Terms on such entity's behalf and that such entity will be responsible for breach of these Terms by you or any other employee or agent of such entity (references to "you" in these Terms refer to you and such entity, jointly);

k. You are not (i) a citizen or resident of a geographic area in which access to or use of the Services or the acceptance of delivery of the Tokens is prohibited by applicable law, decree, regulation, treaty, or administrative act, (ii) a citizen or resident of, or located in, a geographic area that is subject to U.S. or other sovereign country sanctions or embargoes, or (iii) an individual, or an individual employed by or associated with an entity, identified on the U.S. Department of Commerce's Denied Persons or Entity List, the U.S. Department of Treasury's Specially Designated Nationals or Blocked Persons Lists, or the U.S. Department of State's Debarred Parties List. You agree that if your country of residence or other circumstances change such that the above representations are no longer accurate, that you will immediately cease using the Services. If you are registering to use the Services on behalf of a legal entity, you further represent and warrant that (i) such legal entity is duly organized and validly existing under the applicable laws of the jurisdiction of its organization, and (ii) you are duly authorized by such legal entity to act on its behalf.

l. making a contribution and receiving Tokens under these Terms is not unlawful or prohibited under the laws of your jurisdiction or under the laws of any other jurisdiction to which you may be subject and any contribution shall be made in full compliance with applicable laws (including, but not limited to, in compliance with any tax obligations to which you may be subject in any relevant jurisdiction);

m. any contribution to be made by you for the purchase of Tokens is not derived from or related to any unlawful activities, including but not limited to money laundering or terrorist financing activities;

n. you shall not use the Tokens to finance, engage in, or otherwise support any unlawful activities;

o. your Payment Currency shall be transferred to Company from a digital wallet that:

i. is registered in your name or in the name of a person who is duly authorized by you to transfer the Payment Currency and is eligible to do so under Section 2;

ii. is not located in or that is not registered in the name of a person located in or resident of any country or territory that has been designated by the Financial Action Task Force as a "non-cooperative country or territory".

14. **Indemnification.**

a. To the fullest extent permitted by applicable law, you will indemnify, defend and hold harmless the Company and our respective past, present and future employees, officers, directors, contractors, consultants, equity holders, suppliers, vendors, service providers, parent companies, subsidiaries, affiliates, agents, representatives, predecessors, successors and assigns (the **"Company Parties")** from and against all claims, demands, actions, damages, losses, costs and expenses (including attorneys' fees) that arise from or relate to (i) your purchase or use of the Tokens, (ii) your responsibilities or obligations under these Terms, (iii) your violation of these Terms, or (iv) your violation of any rights of any other person or entity.

b. Company reserves the right to exercise sole control over the defense, at your expense, of any claim subject to indemnification under Section 14(a). This indemnity is in addition to, and not in lieu of, any other indemnities set forth in a written agreement between you and the Company.

15. **Disclaimers**.

a. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT AS OTHERWISE SPECIFIED IN A WRITING BY US, (A) THE TOKENS ARE SOLD ON AN “AS IS” AND “AS AVAILABLE” BASIS WITHOUT WARRANTIES OF ANY KIND, AND WE EXPRESSLY DISCLAIM ALL IMPLIED WARRANTIES AS TO THE TOKENS, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT, (B) WE DO NOT REPRESENT OR WARRANT THAT THE TOKENS ARE RELIABLE, CURRENT OR ERROR-FREE, MEET YOUR REQUIREMENTS, OR THAT DEFECTS IN THE TOKENS WILL BE CORRECTED, AND (C) WE CANNOT AND DO NOT REPRESENT OR WARRANT THAT THE TOKENS OR THE DELIVERY MECHANISM FOR TOKENS ARE FREE OF VIRUSES OR OTHER HARMFUL COMPONENTS.

b. Some jurisdictions do not allow the exclusion of certain warranties or disclaimer of implied terms in contracts with consumers, so some or all of the exclusions of warranties and disclaimers in this Section 15 may not apply to you.

16. **Limitation of Liability**.

a. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW (I) IN NO EVENT WILL THE COMPANY OR ANY OF THE COMPANY PARTIES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES OF ANY KIND (INCLUDING, BUT NOT LIMITED TO, WHERE RELATED TO LOSS OF REVENUE, INCOME OR PROFITS, LOSS OF USE OR DATA, OR DAMAGES FOR BUSINESS INTERRUPTION) ARISING OUT OF OR IN ANY WAY RELATED TO THE SALE OR USE OF THE TOKENS OR OTHERWISE RELATED TO THESE TERMS, REGARDLESS OF THE FORM OF ACTION, WHETHER BASED IN CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO, SIMPLE NEGLIGENCE, WHETHER ACTIVE, PASSIVE OR IMPUTED), OR ANY OTHER LEGAL OR EQUITABLE THEORY (EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE), AND (II) IN NO EVENT WILL THE AGGREGATE LIABILITY OF THE COMPANY AND THE COMPANY PARTIES (JOINTLY), WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE, WHETHER ACTIVE, PASSIVE OR IMPUTED), OR OTHER THEORY, ARISING OUT OF OR RELATING TO THESE TERMS OR THE USE OF OR INABILITY TO USE THE TOKENS, EXCEED THE AMOUNT YOU PAY TO US FOR THE TOKENS.

b. THE LIMITATIONS SET FORTH IN SECTION 16(a) WILL NOT LIMIT OR EXCLUDE LIABILITY FOR THE GROSS NEGLIGENCE, FRAUD OR INTENTIONAL, WILLFUL OR RECKLESS MISCONDUCT OF THE COMPANY.

c. Some jurisdictions do not allow the limitation or exclusion of liability for incidental or consequential damages. Accordingly, some of the limitations of this Section 16 may not apply to you.

17. **Release.** To the fullest extent permitted by applicable law, you release the Company and the other Company Parties from responsibility, liability, claims, demands and/or damages (actual and consequential) of every kind and nature, known and unknown (including, but not limited to, claims of negligence), arising out of or related to disputes between participants in the Ecosystem and the acts or omissions of any third parties. **You expressly waive any rights you may have under California Civil Code § 1542 as well as any other statute or common law principles that would otherwise limit the coverage of this release to include only those claims which you may know or suspect to exist in your favor at the time of agreeing to this release.**

18. **Dispute Resolution: Arbitration**.

(a) **Binding Arbitration.** Except for any disputes, claims, suits, actions, causes of action, demands or proceedings (collectively, **“Disputes”**) in which either Party seeks to bring an individual action in small claims court or seeks injunctive or other equitable relief for

the alleged unlawful use of intellectual property, including, without limitation, copyrights, trademarks, trade names, logos, trade secrets or patents, you and the Company (i) waive your and the Company's respective rights to have any and all Disputes arising from or related to these Terms resolved in a court, and (ii) waive your and the Company's respective rights to a jury trial. Instead, you and the Company will arbitrate Disputes through binding arbitration (which is the referral of a Dispute to one or more persons charged with reviewing the Dispute and making a final and binding determination to resolve it instead of having the Dispute decided by a judge or jury in court).

b. **No Class Arbitrations. Class Actions or Representative Actions. Any**

Dispute arising out of or related to these Terms is personal to you and the Company and will be resolved solely through individual arbitration and will not be brought as a class arbitration, class action or any other type of representative proceeding. There will be no class arbitration or arbitration in which an individual attempts to resolve a Dispute as a representative of another individual or group of individuals. Further, a Dispute cannot be brought as a class or other type of representative action, whether within or outside of arbitration, or on behalf of any other individual or group of individuals.

b. **Gibraltar Arbitration Act.** The enforceability of this Section 18 will be both substantively and procedurally governed by and construed and enforced in accordance with the Gibraltar Arbitration Act 1895, to the maximum extent permitted by applicable law.

c. **Notice: Informal Dispute Resolution.** Each Party will notify the other Party in writing of any arbitrable or small claims Dispute within thirty (30) days of the date it arises, so that the Parties can attempt in good faith to resolve the Dispute informally. Notice to the Company shall be sent by e-mail to the Company at legal@paragoncoin.com. Notice to you shall be by email to the email address you provide to us. Your notice must include (i) your name, postal address, email address and telephone number, (ii) a description in reasonable detail of the nature or basis of the Dispute, and (iii) the specific relief that you are seeking. If you and the Company cannot agree how to resolve the Dispute within thirty (30) days after the date notice is received by the applicable Party, then either you or the Company may, as appropriate and in accordance with this Section 18, commence an arbitration proceeding or, to the extent specifically provided for in Section 18(a), file a claim in court.

b. **Process.** Any arbitration will occur in Gibraltar and in the English language. Arbitration will be conducted confidentially by a single arbitrator in accordance with the Gibraltar Arbitration Act, which is hereby incorporated by reference. The courts of competent jurisdiction located in Gibraltar will have exclusive jurisdiction over any appeals and the enforcement of an arbitration award.

c. **Authority of Arbitrator.** Subject to the Gibraltar Arbitration Act and these Terms, the arbitrator will have (i) the exclusive authority and jurisdiction to make all procedural and substantive decisions regarding a Dispute, including the determination of whether a Dispute is arbitrable, and (ii) the authority to grant any remedy that would otherwise be available in court; provided, however, that the arbitrator does not have the authority to conduct a class arbitration or a representative action, which is prohibited by these Terms. The arbitrator may only conduct an individual arbitration and may not consolidate more than one individual's claims, preside over any type of class or representative proceeding or preside over any proceeding involving more than one individual.

19. **Governing Law and Venue.** These Terms will be governed by and construed and enforced in accordance with the laws of Gibraltar, without regard to conflict of law rules or principles that would cause the application of the laws of any other jurisdiction. Any Dispute between the Parties arising out or relating to these Terms or its subject matter or formation (including non-contractual Disputes or claims) that is not subject to arbitration shall be exclusively resolved by the courts of Gibraltar.

20. **Severability.** If any term, clause or provision of these Terms is held unlawful, void or unenforceable, then that term, clause or provision will be severable from these Terms

and will not affect the validity or enforceability of any remaining part of that term, clause or provision, or any other term, clause or provision of these Terms.

21. Miscellaneous.

These Terms constitute the entire agreement between you and us relating to your purchase of Tokens from us and supersede any prior written or oral agreements between you and us. We may assign our rights and obligations under these Terms. Our failure to exercise or enforce any right or provision of these Terms will not operate as a waiver of such right or provision. We will not be liable for any delay or failure to perform any obligation under these Terms where the delay or failure results from any cause beyond our reasonable control. Purchasing Tokens from us does not create any form of partnership, joint venture, or any other similar relationship between you and us. Except as otherwise provided in herein, these Terms are intended solely for the benefit of you and us and are not intended to confer third-party beneficiary rights upon any other person or entity. You agree and acknowledge that all agreements, notices, disclosures, and other communications that we provide to you, including these Terms, will be provided in electronic form.

* * * * *

EXHIBIT A

Description of the Company, Ecosystem, and Tokens

The Company, a Gibraltar limited company, and ParagonCoin, Inc., a Delaware corporation, founded by CEO Jessica VerSteeg and Egor Lavrov, the Chief Creative Officer, intends to deploy a suite of blockchain enabled products to organize, systematize and bring verification and stability to the legal cannabis industry. We will use blockchain smart contracts to:

• Create an immutable ledger for all industry related data via ParagonChain;

• Offer payment for industry related services and supplies through ParagonCoin;

• Establish niche co-working spaces via ParagonSpace;

• Organize and unite global legalization efforts through ParagonOnline; and

• Bring standardization of licensing, lab testing, transactions, supply chain and ID verification through apps built in ParagonAccelerator.

The Paragon model starts with a cryptotoken and blockchain technology. It then sets up a network of physical cooperative workspaces where members can work, meet, socialize, and create. This will resolve issues with leases for cannabis-based startups and dispensaries that struggle with finding affordable and suitable locations to house their business.

Paragon's organization will also include online platforms to unite people around the world who are committed to cannabis legalization. Harnessing and focusing this dedicated community will quickly strengthen the legalization movement and is expected to positively influence the demand for and respectively value of PRG tokens.

Finally, Paragon will actively support and fund blockchain innovation in the cannabis field, such that it increases the use and importance of PRG tokens.

While the Company intends to develop the initial smart contracts and software for the Ecosystem, the Ecosystem will be open to third-party providers. As a result, the Company will not have control over how other participants use the Ecosystem and it is possible that the Ecosystem could evolve over time in ways which diminish the Company's own offerings in the Ecosystem. Additionally, the Company reserves the right to modify features, functionalities, or development plans for any products or services that it may make available to Ecosystem participants its sole and absolute discretion.

For further information on the Ecosystem, the Services, and the Company, see the Whitepaper available at https://www.paragoncoin.com/whitepaper.pdf. Information in the Whitepaper and on the Company's website are of a descriptive nature only, and do not, unless explicitly incorporated herein, form part of these Terms.

<u>EXHIBIT B</u>

Creation and Allocation of Tokens by Company

Company will create 200,000,000 Tokens in total to be allocated as follows:

A. <u>Pre-Crowdsale, Crowdsale, and Future Crowdsale</u>.

(i) 50% (or 100,000,000) will be made available for sale (including the Pre-Crowdsale) (the **<u>"Sale Tokens").</u>**

(ii) The initial Price Per Token is USD $1 (fiat currency equivalent provided for convenience only; no fiat currency will be accepted) for both the Pre-Crowdsale and the Crowdsale, subject to applicable discounts.

(iii) Any Sale Tokens that remain unsold at the Crowdsale End Date will be added to the Company Inventory (as defined below) and will remain in a locked state for at least one year from the Crowdsale End Date.

(iv) 25% (or 50,000,000) will be made available for sale in the Future Crowdsale but not sooner than 2021 at the then applicable per token purchase price.

B. <u>Company Inventory</u>.

(i) 25% (or 50,000,000) will be allocated to the Company (the **<u>"Company Inventory"),</u>** for its use as follows:

(a) 40,000,000 allotted for Paragon controlled reserve to maintain price support of the PRG tokens. Tokens can be bought or sold to keep the tokens circulation stable.

(b) 10,000,000 tokens community-controlled reserve to be used for the best start- up ideas as voted on by the Paragon community.

<u>EXHIBIT C</u>

Certain Risks Relating to Purchase, Sale, and Use of Tokens

Important Note: *As noted elsewhere in these Terms, the Tokens are not being structured or sold as securities or any other form of investment product. Accordingly, none of the information presented in this <u>Exhibit C</u> is intended to form the basis for any investment decision, and no specific recommendations are intended. The Company expressly disclaims any and all responsibility for any direct or consequential loss or damage of any kind whatsoever arising directly or indirectly from: (i) reliance on any information contained in this <u>Exhibit C</u>, (ii) any error, omission or inaccuracy in any such information or (iii) any action resulting from such information.*

<u>By purchasing, owning, and using Tokens, you expressly acknowledge and assume the following risks:</u>

RISKS RELATING TO PARTICIPATION IN THE TOKEN GENERATION EVENT

There is no prior market for PRG Tokens and the TGE may not result in an active or liquid market for the PRG Tokens

Prior to the TGE, there has been no public market for the PRG Tokens. Although the Company will use reasonable endeavors to seek the approval for availability of the PRG Tokens for trading on a cryptocurrency exchange, there is no assurance that such approval will be obtained. Furthermore, even if such approval is granted by a cryptocurrency exchange, there is no assurance that an active or liquid trading market for the PRG Tokens will develop or if developed, be sustained after the PRG Tokens have been made available for trading on such cryptocurrency exchange. There is also no assurance that the market price of the PRG Tokens will not decline below the original purchase price (the "Purchase Price"). The Purchase Price may not be indicative of the market price of the PRG Tokens after they have been made available for trading on a cryptocurrency exchange.

A PRG Token is not a currency issued by any central bank or national, supra-national or quasi-national organization, nor is it backed by any hard assets or other credit. The Company is not responsible for nor does it pursue the circulation and trading of PRG Tokens on the market. Trading of PRG Tokens will merely depend on the consensus on its value between the relevant market participants, and no one is obliged to purchase any PRG Token from any holder of the PRG Token, including the purchasers, not does anyone guarantee the liquidity or market price of PRG Tokens to any extent at any time. Furthermore, PRG Tokens may not be resold to purchasers who are citizens or permanent residents of Singapore or any other jurisdiction where the purchase of PRG Tokens may be in violation of applicable laws (including but not limited to laws regulating controlled substances such as cannabis). Accordingly, the Company cannot ensure that there will be any demand or market for PRG Tokens, or that the Purchase Price is indicative of the market price of PRG Tokens after they have been made available for trading on a cryptocurrency exchange.

Future sales or issuance of the PRG Tokens could materially and adversely affect the market price of PRG Tokens

Any future sale or issuance of the PRG Tokens would increase the supply of PRG Tokens in the market and this may result in a downward price pressure on the PRG Token. The sale or distribution of a significant number of PRG Tokens outside of the TGE (including but not limited to the sales of PRG Tokens undertaken after the completion of the initial crowdsale, issuance of PRG Tokens to persons other than purchasers for purposes of community initiatives, business development, academic research, education and market expansion and issuance of PRG Tokens as a reward to users of the PARAGONCOIN platform), or the perception that such further sales or issuance may occur, could adversely affect the trading price of the PRG Tokens.

Negative publicity may materially and adversely affect the price of the PRG Tokens

Negative publicity involving the Company, ParagonCoin, Inc. (the PARAGONCOIN project's operating entity organized in Delaware, USA), the PARAGONCOIN platform, the PRG Tokens or any of the key personnel of the Company or ParagonCoin, Inc., regulation of cannabis in the US or worldwide, and/or regulation of cryptocurrencies in the US or worldwide, may materially and adversely affect the market perception or market price of the PRG Tokens, whether or not it is justified.

We may not be able to pay any anticipated rewards in the future

There is no assurance that there will be sufficient engagement in the PARAGONCOIN platform such that you will receive any rewards anticipated to be distributed to active users of the PARAGONCOIN platform. Further, even in the event there is substantial engagement and interactions among the users and the PARAGONCOIN platform, there is no assurance you personally will receive any part of the rewards. This is because the ability of the Company to pay any reward to you will depend on the future results of operations and the future business and financial condition of the Company and/or ParagonCoin, Inc. and there is no assurance of the future results of operations and the future business and financial condition of the Company or ParagonCoin, Inc.

There is no assurance of any success of PARAGONCOIN Platform or any Future Business Line

The value of, and demand for, the PRG Tokens hinges heavily on the performance of the PARAGONCOIN platform and the continuous active engagement of its users and success of its contemplated business lines. There is no assurance that the PARAGONCOIN platform will gain traction after its launch and achieve any commercial success. Furthermore, there is no assurance that any of the business lines contemplated by ParagonCoin, Inc. will be launched and generate sufficient customer traction. Such contemplated business lines currently include

but are not limited to: (a) create an immutable ledger for all legal cannabis industry related data via ParagonChain™, (b) offer payment for legal cannabis industry related services and supplies through PRG Tokens, (c) establish niche co-working spaces via ParagonSpace™, (d) organize and unite global cannabis legalization efforts through ParagonOnline™, and (e) bring standardization of licensing, lab testing, transactions, supply chain and ID verification through apps built in ParagonAccelerator™. Although ParagonCoin, Inc. has performed several market studies testing the demand for PARAGONCOIN platform with relatively positive results, the PARAGONCOIN platform has not been fully developed and finalized and is subject to further changes, updates and adjustments prior to its launch. Such changes may result in unexpected and unforeseen effects on its projected appeal to users, possibly due to the failure to meet users' preconceived expectations based on the beta version, and hence impact its success. While the Company has made every effort to provide a realistic estimate, there is also no assurance that the cryptocurrencies raised in the TGE will be sufficient for the development of the PARAGONCOIN platform and/or for the proper structuring and licensing of the anticipated PARAGONCOIN future anticipated business lines. For the foregoing or any other reason, the development of the PARAGONCOIN platform and launch of the anticipated PARAGONCOIN future business lines may not be completed and there is no assurance that it will be launched at all. As such, distributed PRG Tokens may hold little worth or value.

The funds raised in the Token Generation Event are exposed to risks of theft

The Company will make every effort to ensure that the funds received from the TGE will be securely held in an escrow wallet, which is a multi-signature address with access thereto by private keys held by reputable and trusted parties. Further, upon receipt of the funds from the Company, ParagonCoin, Inc. will make every effort to ensure that the funds received by it from the Company will be securely held through the implementation of security measures. Notwithstanding such security measures, there is no assurance that there will be no theft of the cryptocurrencies as a result of hacks, sophisticated cyber-attacks, distributed denials of service or errors, vulnerabilities or defects on the TGE website, in the smart contract(s) on which the escrow wallet and the TGE relies, on the Ethereum or any other blockchain, or otherwise. Such events may include, for example, flaws in programming or source code leading to exploitation or abuse thereof. In such event, even if the TGE is completed, the Company or ParagonCoin, Inc. may not be able to receive the cryptocurrencies raised and ParagonCoin, Inc. may not be able to use such funds for the development of the PARAGONCOIN platform and/or for launching any future business line, including but not limited to the structuring and licensing of the PARAGONCOIN future business lines. In such case, the launch of the PARAGONCOIN platform and the structuring and licensing of the PARAGONCOIN future business lines might be temporarily or permanently curtailed. As such, distributed PRG Tokens may hold little worth or value.

RISKS RELATING TO THE ESCROW WALLET

The private keys to the escrow wallet may be compromised and the cryptocurrencies may not be able to be disbursed

The escrow wallet is designed to be secure. Each of the holders of the three (3) private keys to the escrow wallet will use all reasonable efforts to safeguard their respective keys, but in the unlikely event that any two (2) of the three (3) keys to the escrow wallet are, for any reason whatsoever, lost, destroyed or otherwise compromised, the funds held by the escrow wallet may not be able to be retrieved and disbursed, and may be permanently unrecoverable. In such event, even if the TGE is successful, the Company will not be able to receive the funds raised and ParagonCoin, Inc. will not be able to use such funds for the development of the PARAGONCOIN platform and the structuring and licensing of the PARAGONCOIN future business lines. As such, distributed PRG Tokens may hold little worth or value.

RISKS RELATING TO PARAGONCOIN, INC.

The PARAGONCOIN platform is developed, operated and maintained by ParagonCoin, Inc. Any events or circumstances which adversely affect ParagonCoin, Inc. or any of its successor operating entities (collectively referred to herein as "ParagonCoin, Inc.") may have a corresponding adverse effect on the PARAGONCOIN platform and any future business line, including but not limited to structuring and launch of the PARAGONCOIN future business lines. Such adverse effects would correspondingly have an impact on the utility, liquidity, and the trading price of the PRG Tokens.

ParagonCoin, Inc. may be materially and adversely affected if it fails to effectively manage its operations as its business develops and evolves, which would have a direct impact on its ability to maintain the PARAGONCOIN platform and/or launch any future business lines

The financial technology and cryptocurrency industries, and the legal cannabis markets in which ParagonCoin, Inc. competes have grown rapidly over the past four years and continue to evolve in response to new technological advances, changing business models, shifting regulations and other factors. As a result of this constantly changing environment, ParagonCoin, Inc. may face operational difficulties in adjusting to the changes, and the sustainability of ParagonCoin, Inc. will depend on its ability to manage its operations and ensure that it hires qualified and competent employees, and provides proper training for its personnel. As its business evolves, ParagonCoin, Inc. must also expand and adapt its operational infrastructure. ParagonCoin, Inc.'s business relies on its blockchain-based software systems, cryptocurrency wallets or other related token storage mechanisms, blockchain technology and smart contract technology, and efficient real estate management. All of these systems, tools, and skillsets represent complex, costly, and rapidly changing technical infrastructure. In order to demonstrate continued ability to effectively manage technical support infrastructure for the PARAGONCOIN platform, ParagonCoin, Inc. will need to continue to upgrade and improve its data systems and other operational systems, procedures and controls. These upgrades and improvements will require a dedication of resources, are likely to be complex and increasingly rely on hosted computer services from third parties that ParagonCoin, Inc. does not control. If ParagonCoin, Inc. is unable to adapt its systems and organization in a timely, efficient and cost-effective manner to accommodate changing circumstances, its business, financial condition and results of operations may be adversely affected. If the third parties whom ParagonCoin, Inc. relies on are subject to a security breach or otherwise suffer disruptions that impact the services ParagonCoin, Inc. uses, the integrity and availability of its internal information could be compromised, which may consequently cause the loss of confidential or proprietary information, and economic loss. The loss of financial, labor or other resources, and any other adverse effect on ParagonCoin, Inc.'s business, financial condition and operations, would have a direct adverse effect on ParagonCoin, Inc.'s ability to maintain the PARAGONCOIN platform and/or to structure and license the anticipated PARAGONCOIN future business lines. Any adverse effects affecting ParagonCoin, Inc.'s business or technology are likely to also adversely impact the utility, liquidity, and trading price of the PRG Tokens.

ParagonCoin, Inc. may experience system failures, unplanned interruptions in its network or services, hardware or software defects, security breaches or other causes that could adversely affect ParagonCoin Inc.'s infrastructure network, and/or the PARAGONCOIN platform

ParagonCoin, Inc. is not able to anticipate when there would be occurrences of hacks, cyber-attacks, distributed denials of service or errors, vulnerabilities or defects in the PARAGONCOIN platform, the smart contracts on which the Company, ParagonCoin, Inc., or the PARAGONCOIN platform relies or on the Ethereum or any other blockchain. Such events may include, for example, flaws in programming or source code leading to exploitation or abuse thereof. ParagonCoin, Inc. may not be able to detect such hacks, cyber-attacks, distributed denials of service errors vulnerabilities or defects in a timely manner, and may not have sufficient resources to efficiently cope with multiple service incidents happening simultaneously or in rapid succession.

ParagonCoin, Inc.'s network or services, which would include the PARAGONCOIN platform and, if successfully structured, licensed, and launched, the PARAGONCOIN future business lines, could be disrupted by numerous events, including natural disasters, equipment breakdown, network connectivity downtime, power losses, or even intentional disruptions of its services, such as disruptions caused by software viruses or attacks by unauthorized users, some of which are beyond ParagonCoin, Inc.'s control. Although ParagonCoin, Inc. has taken steps against malicious attacks on its appliances or its infrastructure, which are critical for the maintenance of the PARAGONCOIN platform, there can be no assurance that cyber-attacks, such as distributed denials of service, will not be attempted in the future, that ParagonCoin, Inc.'s enhanced security measures will be effective. ParagonCoin, Inc. may be prone to attacks on its infrastructure intended to steal information about its technology, financial data or user information or take other actions that would be damaging to ParagonCoin, Inc. and/or holders of the PRG Tokens. Any significant breach of ParagonCoin, Inc.'s security measures or other disruptions resulting in a compromise of the usability, stability and security of the PARAGONCOIN platform may adversely affect the utility, liquidity and/or trading price of the PRG Tokens.

We are dependent in part on the location and data center facilities of third parties

ParagonCoin, Inc. current infrastructure network is in part established through servers which it owns and houses at the location facilities of third parties, and servers that it rents at data center facilities of third parties. If ParagonCoin, Inc. is unable to renew its data facility lease on commercially reasonable terms or at all, ParagonCoin, Inc. may be required to transfer its servers to a new data center facility, and may incur significant costs and possible service interruption in connection with the relocation. These facilities are also vulnerable to damage or interruption from, among others, natural disasters, arson, terrorist attacks, power losses, and telecommunication failures. Additionally, the third party providers of such facilities may

suffer a breach of security as a result of third party action, employee error, malfeasance or otherwise, and a third party may obtain unauthorized access to the data in such servers. As techniques used to obtain unauthorized access to, or to sabotage systems change frequently and generally are not recognized until launched against a target, ParagonCoin, Inc. and the providers of such facilities may be unable to anticipate these techniques or to implement adequate preventive measures. Any such security breaches or damages which occur which impact upon ParagonCoin, Inc.'s infrastructure network and/or the PARAGONCOIN platform may adversely impact the utility, liquidity, and/or trading price of the PRG Tokens.

General global market and economic conditions may have an adverse impact on ParagonCoin's operating performance, results of operations and cash flows

ParagonCoin, Inc. has been and could continue to be affected by general global economic and market conditions. Challenging economic conditions worldwide have from time to time, contributed, and may continue to contribute, to slowdowns in the information technology industry at large. Weakness in the economy could have a negative effect on ParagonCoin, Inc.'s business, operations and financial condition, including decreases in revenue and operating cash flows, and inability to attract future equity and/or debt financing on commercially reasonable terms. Additionally, in a down-cycle economic environment, ParagonCoin, Inc. may experience the negative effects of a slowdown in trading and usage of the PARAGONCOIN platform and may delay or cancel the structuring, licensing, and launch of the anticipated PARAGONCOIN future business lines. Suppliers on which ParagonCoin, Inc. relies for servers, bandwidth, location and other services could also be negatively impacted by economic conditions that, in turn, could have a negative impact on ParagonCoin, Inc. operations or expenses. There can be no assurance, therefore, that current economic conditions or worsening economic conditions or a prolonged or recurring recession will not have a significant adverse impact on ParagonCoin, Inc.'s business, financial condition and results of operations and hence the PARAGONCOIN platform and/or ability to structure, license and launch the PARAGONCOIN future business lines. Any such circumstances would then correspondingly negatively impact the utility, liquidity, and/or trading price of the PRG Tokens.

The Company, ParagonCoin, Inc. or the PRG Tokens may be affected by newly implemented regulations

Cryptocurrency trading is generally unregulated worldwide, but numerous regulatory authorities across jurisdictions have been outspoken about considering the implementation of regulatory regimes which govern cryptocurrency or cryptocurrency markets. Furthermore, while the US experiences a liberalization of cannabis regulations at the State level, cannabis remains illegal at the federal level. The Company or the PRG Tokens may be affected by newly implemented regulations relating to cryptocurrencies or cryptocurrency markets, and/or legal cannabis industry, including having to take measures to comply with such regulations, or having to deal with queries, notices, requests or enforcement actions by regulatory authorities, which may come at a substantial cost and may also require substantial modifications to the PARAGONCOIN platform and/or the anticipated PARAGONCOIN future business lines. This may impact the appeal of the PARAGONCOIN platform and the anticipated PARAGONCOIN future business lines for users and result in decreased usage of the PARAGONCOIN platform and the PRG Tokens. Further, should the costs (financial or otherwise) of complying with such newly implemented regulations exceed a certain threshold, maintaining the PARAGONCOIN platform and structuring, licensing, and launching the PARAGONCOIN future business lines may no longer be commercially viable and the Company or ParagonCoin, Inc. may opt to discontinue the PARAGONCOIN platform, the anticipated PARAGONCOIN future business lines and/or the PRG Tokens. Further, it is difficult to predict how or whether governments or regulatory authorities may implement any changes to laws and regulations affecting distributed ledger technology and its applications, including the PARAGONCOIN platform, the anticipated PARAGONCOIN future business lines and the PRG Tokens. The Company or ParagonCoin, Inc. may also have to cease operations in a jurisdiction that makes it illegal to operate in such jurisdiction, or make it commercially unviable or undesirable to obtain the necessary regulatory approval(s) to operate in such jurisdiction. In scenarios such as the foregoing, the utility, liquidity, and/or trading price of PRG Tokens will be adversely affected or PRG Tokens may cease to be traded.

There may be unanticipated risks arising from the PRG Tokens

Cryptographic tokens such as the PRG Tokens are a relatively new and dynamic technology. In addition to the risks included in the above discussion of Risk Factors, there are other risks associated with your purchase, holding and use of the PRG Tokens, including those that the Company and ParagonCoin, Inc. cannot anticipate. Such risks may further appear as unanticipated variations or combinations of the risks discussed above.

RISKS RELATING TO THE US FEDERAL LAWS AFFECTING THE LEGAL CANNABIS INDUSTRY

CERTAIN ACTIVITIES INVOLVING MARIJUANA REMAIN ILLEGAL UNDER US FEDERAL LAWS. SUCH ACTIVITIES INCLUDE BUT ARE NOT LIMITED TO: (A) DISTRIBUTION OF MARIJUANA TO MINORS, (B) TRANSPORTING MARIJUANA FROM STATES WHERE IT IS LEGAL TO OTHER STATES, (C) DRUGGED DRIVING AND OTHER ADVERSE PUBLIC HEALTH CONSEQUENCES, (D) GROWING MARIJUANA ON PUBLIC LANDS, (E) MARIJUANA POSSESSION OR USE ON FEDERAL PROPERTY, AND (E) OTHER CRIMINAL ACTIVITY OR VIOLENCE ASSOCIATED WITH THE SALE OF MARIJUANA. TO THE EXTENT THE COMPANY AND/OR PARAGON COIN, INC. MAY NOT PREVENT CERTAIN OF ITS USERS FROM USING PRG TOKENS IN VIOLATION OF US FEDERAL LAW, IT MAY SUBJECT THE COMPANY AND/OR PARAGON COIN, INC. TO CIVIL AND/OR CRIMINAL LIABILITY AND THE UTILITY, LIQUIDITY, AND/OR TRADING PRICE OF PRG TOKENS WILL BE ADVERSELY AFFECTED OR PRG TOKENS MAY CEASE TO BE TRADED.

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